Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.

Chairman, Chief Executive Officer and President

Phone: (276) 632-2133, or

E. Larry Ryder, Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver

Vice President, Marketing Communications

Phone: (336) 454-7088

Hooker Furniture Discontinues Employee Stock Ownership Plan

Martinsville, Va., January 29, 2007: In a move to reduce costs, increase competitiveness and better align employee benefits with its new business model, Hooker Furniture (NASDAQ-CM: HOFT) today announced it has terminated the Company’s Employee Stock Ownership Plan (the “ESOP”) effective January 26, 2007.

The termination will result in a $18.4 million, one-time, non-cash, non-tax deductible charge to earnings in January. Going forward, Hooker expects that elimination of the ESOP compensation expense will yield significant annual cost savings. Annual ESOP compensation expense has averaged $3.4 million for 2004 through 2006, and the Company believes the annual compensation expense for 2007 and beyond could have been substantially higher.

“Our decision to discontinue the ESOP was primarily based on the fundamental change in our Company’s business model over the last few years,” said Paul B. Toms Jr., chairman, chief executive officer and president. “In light of our changing business model, terminating the ESOP is in the mutual best interests of the Company, its shareholders and its employees,” he said.

In 2000, the ESOP became the largest single shareholder of the Company when it purchased, using a loan from the Company, 3.6 million shares (split adjusted) of Company common stock in a public tender offer. “Since then, the Company has evolved from being a domestic wood furniture manufacturer to a home furnishings marketing and logistics company with world-wide sourcing capabilities,” Toms said. “During this period, the Company’s workforce has declined from over 2,000 to approximately 1,000. In addition, we announced on January 17th that we plan to close our last wood furniture manufacturing facility, located in Martinsville, Va., which we expect will result in a further reduction of our workforce by approximately 280 employees,” he continued.

“The increase in the Company’s stock price since the tender offer has caused the annual expense of the ESOP to increase. This increase, coupled with the decline in the number of employees during the same period, has increased the Company’s retirement benefit costs as a percentage of payroll expense to a point we believe is significantly higher than industry average,” he said. “This move will significantly reduce our benefits expense going forward and position Hooker to be more competitive in our marketplace,” Toms said.

As a percentage of payroll cost, annual ESOP expense has averaged 7.5% from 2004 through 2006. The Company has been making the minimum contributions to the ESOP required under the ESOP loan during this period and would have been required to make a larger “catch up” contribution under the terms of the ESOP loan in 2007. This would have resulted in a much larger allocation of common stock to ESOP participants, and consequently substantially higher ESOP compensation cost, than experienced during the 2004 to 2006 time period. The Company believes that annual ESOP compensation cost subsequent to 2007 would have been comparable to the annual costs incurred in the 2004-2006 period. However, given expected employment levels following the Martinsville plant closing, the Company projects that ESOP expense as a percentage of payroll cost would have increased substantially in future years compared to the 7.5% experienced during the past three years.

As a result of the ESOP termination, previously unallocated shares of Company common stock held by the ESOP will be allocated to eligible participants, including those employed at the Martinsville plant scheduled to close in late March. Under the terms of the ESOP, a participant’s ESOP account balance will be rolled over to the Company’s 401(k) plan, unless the participant otherwise elects to have all or part of the account balance distributed to him or her or rolled over to an individual retirement account or another employer’s retirement plan.

“All employees with balances in the ESOP on the termination date will share in the allocation of previously unallocated ESOP shares,” Toms said. “Our existing 401(k) plan will become the Company’s primary retirement benefit plan.”

The one-time, non-cash, non-tax deductible $18.4 million charge to earnings related to termination of the ESOP reflects the pending allocation to participants’ accounts of approximately 1.2 million shares of Company common stock held in the ESOP. The Company will record this charge in January 2007, during the Company’s two-month transition period. As previously announced, this transition period results from the change to a January year-end from the Company’s current November 30 year-end. The first full year under the new fiscal calendar will begin January 29, 2007 and end February 3, 2008 (fiscal 2008).

In order to mitigate the dilutive effect of the ESOP termination, the Company did not make a cash contribution to the ESOP to enable the ESOP to repay the Company’s loan to the ESOP. Accordingly, the Company will not receive a deduction in its income tax return. Instead, to effect the termination of the ESOP, the Company redeemed and retired approximately 1.2 million of the shares of Company common stock held by the ESOP, with proceeds to the ESOP of $17.2 million (or $15.01 per share). The ESOP used the proceeds to repay the outstanding balance on the ESOP loan. Since 2000, and prior to termination, the ESOP had allocated approximately 1.2 million shares to participants. As noted above, the previously unallocated shares remaining in the ESOP after the redemption will be available for allocation to eligible participants and will result in a corresponding increase in shareholder’s equity.

Under applicable accounting rules, shares of Company common stock held by the ESOP are not included in the calculation of basic or diluted earnings per share until the shares are available to be allocated to ESOP participants. As a result, the release of the remaining shares in connection with the termination of the ESOP will be dilutive to earnings per share. However, the Company expects that this dilution will be offset by the annual cost savings beginning in fiscal 2008 resulting from elimination of the annual ESOP compensation expense.

The shares to be allocated to plan participants as a result of the ESOP termination will not be transferred to the Company’s 401(k) plan or otherwise distributed to plan participants until the Company receives a favorable determination from the Internal Revenue Service regarding the qualified status of the ESOP.

Ranked among the nation’s top 10 largest publicly traded furniture providers based on 2005 shipments to U.S. retailers, Hooker Furniture is an 82-year old importer and manufacturer of residential wood, metal and upholstered furniture. The Company’s principal customers are home furnishings retailers who are broadly dispersed throughout North America. Major furniture categories include home entertainment and wall units, home office, casual and formal dining, bedroom, bath furnishings, accent, occasional and motion and stationary leather and fabric upholstered furniture. With approximately 1,000 employees, the Company operates three manufacturing plants, two supply plants, several distribution centers, warehouses, showrooms and a corporate office in Virginia and North Carolina. The Company’s stock is listed on the NASDAQ Capital Market under the symbol HOFT, and closed at $15.01 per share on January 26, 2007. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: determinations by the Internal Revenue Service or other regulatory authorities related to the ESOP termination; domestic and international competition in the furniture industry; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change and the risks associated with acquisitions, restructurings, strategic alliances and international operations; supply, transportation and distribution disruptions or delays affecting imported and domestically manufactured products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; and capital requirements and costs.